EXHIBIT 8.1




                    [Letterhead of Thacher Proffitt & Wood]









                                            October 30, 2002

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

Countrywide Securities Corporation                       Impac Funding Corporation
4500 Park Granada                                        1401 Dove Street
Calabasas, California  91302                             Newport Beach, California 92660

J.P. Morgan Securities Inc.                              IMH Assets Corp.
270 Park Avenue, 10th Floor                              1401 Dove Street
New York, New York 10017                                 Newport Beach, California 92660

Impac Mortgage Holdings, Inc.                            Deutsche Bank National Trust Company
1401 Dove Street                                         1761 East St. Andrews Place
Newport Beach, California 92660                          Santa Ana, California 92705-4934

Impac Funding Corporation                                Wilmington Trust Company (as Owner Trustee)
1401 Dove Street                                         Rodney Square North
Newport Beach, California 92660                          1100 North Market Street
                                                         Wilmington, Delaware  19890-0001
Ambac Assurance Corporation
One State Street Plaza                                   Fitch, Inc.
New York, New York 10004                                 One State Street, 30th Floor
                                                         New York, New York 10004
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                  Opinion: Underwriting Agreement
                  IMH Assets Corp.
                  Collateralized Asset-Backed Bonds, Series 2002-7
                  ------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Impac Funding Corporation ("Impac Funding"), Impac Mortgage Holdings, Inc. (the "Parent") and IMH Assets Corp., a direct subsidiary of the Parent (the "Subsidiary"), with respect to (i) the Mortgage Loan Sale and Contribution Agreement, dated as of October 30, 2002 (the "Sale and Contribution Agreement"), between the Parent and the Subsidiary pursuant to which the Parent will sell in part, and will contribute in part, to the Subsidiary certain mortgage loans owned by the Parent and previously acquired from time to time by the Parent from



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IMH Assets Corp., Series 2002-7                                       Page 2.
October 30, 2002

Impac Funding (the "Mortgage Loans") and assign its rights with respect to the Derivative Contracts (as defined below), (ii) the Amended and Restated Trust Agreement, dated as of October 30, 2002 (the "Trust Agreement"), among the Subsidiary, Wilmington Trust Company, as owner trustee of Impac CMB Trust Series 2002-7 (the "Issuer") and Deutsche Bank National Trust Company, as certificate registrar and certificate paying agent, pursuant to which the Subsidiary will contribute the Mortgage Loans to a trust fund (the "Trust Fund") and the Issuer will issue to the Subsidiary the trust certificates (the "Trust Certificates") evidencing the entire ownership interest in the Issuer, subject to the related Indenture described below, (iii) the Servicing Agreement, dated as of October 30, 2002 (the Servicing Agreement"), among Impac Funding, as master servicer (the "Master Servicer"), the Issuer and Deutsche Bank National Trust Company, as indenture trustee (the "Indenture Trustee"), and the related Subservicing Agreement, dated June 25, 1996, between the Master Servicer and Wendover Funding, Inc. and the Subservicing Agreement, dated October 30, 2002, between the Master Servicer and Countrywide Home Loans Servicing LP (each a "Subservicing Agreement" and together, the "Subservicing Agreements"), (iv) the Indenture, dated as of October 30, 2002 (the "Indenture"), between the Issuer and the Indenture Trustee relating to the Collateralized Asset- Backed Bonds, Series 2002-7 (the "Bonds"), issued pursuant thereto by the Issuer and secured by the Mortgage Loans and other assets, (v) the Underwriting Agreement, dated as of October 24, 2002 (the "Underwriting Agreement"), among Impac Funding, the Subsidiary, the Parent, Countrywide Securities Corporation ("Countrywide") and J.P. Morgan Securities Inc. ("JPMorgan", and together with Countrywide, the "Underwriters") pursuant to which the Trust will sell the Bonds to the Underwriters, and (vi) the Insurance and Indemnity Agreement, dated as of October 30, 2002 (the "Insurance and Indemnity Agreement"), among Ambac Assurance Corporation, as insurer, the Master Servicer, the Parent, as seller, the Subsidiary, as depositor, the Issuer and the Indenture Trustee.

         Fourteen swap agreements, namely between (i) the Parent and Bear Stearns Bank PLC ("BSB"), dated October 30, 2002 (Reference Number BXIMP027A);
(ii) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027B);
(iii) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027C);
(iv) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027D);
(v) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027E);
(vi) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027F);
(vii) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027G);
(viii) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027H);
(ix) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027I);
(x) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027J);
(xi) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027K);
(xii) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027L);
(xiii) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027M);
(xiv) the Parent and BSB, dated October 30, 2002 (Reference Number BXIMP027N) will cover certain interest shortfalls on the Bonds. The Sale and Contribution Agreement, Trust Agreement, Servicing Agreement, Subservicing Agreements, Indenture, Underwriting Agreement and Insurance and Indemnity Agreement are collectively referred to herein as the "Agreements." The swap agreements are collectively referred to herein as the "Derivative Contracts." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.



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IMH Assets Corp., Series 2002-7                                 Page 3.
October 30, 2002

         Pursuant to the Sale and Contribution Agreement, the Parent sold the Mortgage Loans and the Derivative Contracts to the Subsidiary for consideration (the "Mortgage Loan Purchase Price") consisting of an amount equal to the net cash proceeds of the sale of the Bonds pursuant to the Underwriting Agreement. Pursuant to the Trust Agreement, the Subsidiary sold the Mortgage Loans and the Derivative Contracts to the Issuer for consideration consisting of the Bonds and the Trust Certificates (the "Trust Agreement Purchase Price"). Pursuant to the Indenture, the Mortgage Loans and the Derivative Contracts were pledged by the Issuer to secure the Bonds issued to the Subsidiary pursuant thereto. Pursuant to the Underwriting Agreement, the Subsidiary sold the Bonds to the Underwriters in exchange for cash consideration. The Subsidiary remitted that cash consideration to the Parent in payment of the Mortgage Loan Purchase Price.

The Trust Certificates are effectively subordinated to the Bonds in right to payment and could be determined to constitute (i) if retained by the Parent, recourse to that entity with respect to its sale of the Mortgage Loans and Derivative Contracts pursuant to the Sale and Contribution Agreement or (ii) if retained by the Subsidiary, recourse to that entity with respect to its sale of the Mortgage Loans and Derivative Contracts pursuant to the Trust Agreement. The Subsidiary is retaining the Trust Certificates. The Subsidiary has informed us that the Trust Certificates will be carried on its balance sheet under generally accepted accounting principles ("GAAP") at a value which in its determination is equal to an amount that is less than 10% of the Mortgage Loan Purchase Price. Except for its representations and warranties contained in the Sale and Contribution Agreement and as described above, neither the Parent nor the Subsidiary has any other direct or indirect ownership or other economic interest in, or other right or obligation that could be determined to constitute recourse with respect to, any Mortgage Loan, Trust Certificate or Bond.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.




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IMH Assets Corp., Series 2002-7                                     Page 4.
October 30, 2002

In rendering this opinion letter, any opinion expressed herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties,
(iii) the effect of certain laws, regulations and judicial and other decisions upon the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum, and the enforceability of any provision the violation of which would not have any material adverse effect on the performance of any party of its obligations under any agreement, and (iv) public policy considerations underlying United States and Delaware securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any provisions referred to in foregoing clause (iii) will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof.

This opinion letter is based solely upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter. In addition, if we indicate herein that any opinion is based on our knowledge, our opinion is based solely on such actual present knowledge of such attorneys.

In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York and the federal laws of the United States, including without limitation the Securities Act of 1933, as amended (the "1933 Act") and applicable regulations thereunder and current judicial and administrative authority with respect thereto. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

         The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could be changed at any time. Any such changes may be retroactive in application and could modify the

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IMH Assets Corp., Series 2002-7                                          Page 5.
October 30, 2002

legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

         Based upon and subject to the foregoing, it is our opinion that:

         1. Each of Impac Funding and the Subsidiary has been legally incorporated under the laws of the State of California and the Parent has been legally incorporated under the laws of the State of Maryland and, based upon a certificate of good standing issued by each such State, is validly existing as a corporation in good standing under the laws of that State, and has the requisite entity power and authority to execute and deliver each Agreement to which it is a party and to perform its obligations thereunder.

         2. The issuance, offer, sale and delivery of the Bonds have been duly authorized by the Subsidiary.

         3. Each of the Agreements to which Impac Funding, the Parent and the Subsidiary is a party, other than the Trust Agreement which is the subject of a separate opinion letter, has been duly authorized, executed and delivered by the Parent, the Subsidiary, and Issuer and, assuming the necessary authorization, execution and delivery thereof by the Issuer and the other parties thereto, is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the parties thereto in accordance with its terms.

         4. The Bonds, assuming the necessary execution, authentication and delivery thereof and payment therefor in accordance with the applicable Agreements, are valid and legally binding obligations under the laws of the State of New York, enforceable thereunder against the Issuer in accordance with their terms, and are entitled to the benefits of the Indenture.

         5. With respect to each of the Issuer and the Subsidiary and, to our knowledge, Impac Funding and the Parent, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with or notice to any United States federal or State of New York court, agency or other governmental body, except such as may be required under the securities laws of any State of the United States or such as have been obtained, effected or given.

         6. With respect to each of Impac Funding, the Parent, the Issuer and the Subsidiary, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby will not result in (i) any breach or violation of its certificate of incorporation or bylaws, (ii) to our knowledge, any breach, violation or acceleration of or default under any indenture



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IMH Assets Corp., Series 2002-7                                          Page 6.
October 30, 2002

                  or other material agreement or instrument to which it is a party or by which it is bound or (iii) to our knowledge any breach or violation of any United States federal or State of New York statute or regulation or, to our knowledge, any order of any United States federal or State of New York court, agency or other governmental body.

         7. The Registration Statement has become effective under the 1933 Act. To our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and not withdrawn, and no proceedings for that purpose have been instituted or threatened under Section 8(d) of the 1933 Act.

         8. The Registration Statement as of its effective date, the date of the Prospectus Supplement and the date hereof, and the Prospectus as of the date of the Prospectus Supplement and the date hereof, other than any financial and statistical information, Computational Materials and ABS Term Sheets contained or incorporated by reference therein as to which we express no opinion herein, complied as to form in all material respects with the requirements of the 1933 Act and the applicable rules and regulations thereunder.

         9. To our knowledge, there are no material contracts, indentures or other documents of a character required to be described or referred to in either the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement, other than any Computational Materials and ABS Term Sheets, as to which we express no opinion herein, and those described or referred to therein or filed or incorporated by reference as exhibits thereto.

         10. The statements made in the Prospectus Supplement under the heading "Description of the Bonds," insofar as such statements purport to summarize certain provisions of the Bonds and the Indenture, provide a fair summary of such provisions. The statements made in the Prospectus Supplement under the headings "Federal Income Tax Consequences," "Legal Aspects of Mortgage Loans-Applicability of Usury Laws," and "-Alternative Mortgage Instruments" and "ERISA Considerations," to the extent that they constitute matters of United States federal or State of New York law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the Bonds, are correct in all material respects with respect to those consequences or matters that are discussed therein.

         11. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended. Neither the Issuer nor the Trust Fund created by the Indenture is an "investment company" or "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         12. The Class A Bonds will be "mortgage related securities" as defined in Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, so long as such class


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IMH Assets Corp., Series 2002-7                                       Page 7.
October 30, 2002

                  is rated in one of the two highest rating categories by at least one "nationally recognized statistical rating organization" as that term is used in that section.

         13. For federal income tax purposes, the Bonds will be characterized as indebtedness and not as representing an ownership interest in the Trust Fund or an equity interest in the Issuer or the Subsidiary. In addition, for federal income tax purposes, the Issuer will not be (i) classified as an association taxable as a corporation for federal income tax purposes, (ii) a taxable mortgage pool as defined in Section 7701(i) of the Code, or (iii) a "publicly traded partnership" as defined in Treasury Regulation Section 1.7704-1.



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IMH Assets Corp., Series 2002-7                                         Page 8.
October 30, 2002

         This opinion letter is rendered for the sole benefit of each addressee hereof, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except to (i) any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein and (iii) as otherwise required by law. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof, or other person or entity entitled to rely hereon, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity entitled to rely hereon except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have assumed and are assuming no responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

                                          Very truly yours,


                                          /s/ Thacher Proffitt & Wood